VEDDER PRICE P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601 312-609-7500 FAX: 312-609-5005 CHICAGO • NEW YORK CITY • WASHINGTON, D.C.

December 2, 2008
Asset Management Fund
230 West Monroe Street
Chicago, Illinois 60606
Ladies and Gentlemen:
     We have acted as counsel to Asset Management Fund, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 56 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest in the Large Cap Equity Fund (the “Fund”), a series of the Trust, which units of the Fund are designated as Class H shares (the “Shares”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s First Amended and Restated Declaration of Trust, as amended, the Certificate of Trust of the Trust, the Trust’s Amended and Restated By-Laws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Asset Management Fund
December 2, 2008

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms and conditions set forth in the prospectus contained in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.
     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,
/s/ Vedder Price P.C.

VEDDER PRICE P.C.

DBE/RMH